NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 31, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 28, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in country of incorporation of Pentair, Inc. (US), which became effective on September 28, 2012, each Common Stock of Pentair, Inc. (US) (OLD) was exchanged for one (1) Registered Share of Pentair Ltd. (Switzerland) (NEW) on a share for share basis. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Pentair, Inc. (US) Common Stock and does not affect the continued listing on the NYSE of the Pentair Ltd. (Switzerland) Registered Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 1, 2012.